Exhibit 5.1

                                                                                                     August 15, 2003

Quantum Corporation
1650 Technology Drive, Suite 800
San Jose, California 95110

         RE:       Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 15, 2003 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 10,495,508 shares of Quantum Corporation—DSS Common Stock, par value $0.01 per share (the “Shares”), reserved for issuance pursuant to the Employee Stock Purchase Plan, as amended, and the 1993 Long-Term Incentive Plan, as amended, (the “Plans”).  As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

         It is our opinion, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation